Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS STRONG SECOND QUARTER RESULTS,

DRIVEN BY INCREASED WEALTH MANAGEMENT FEE INCOME,

STRONG LOAN GROWTH AND MARGIN EXPANSION

Bedminster, N.J. – July 28, 2021 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its second quarter 2021 results.

This earnings release should be read in conjunction with the Company’s Q2 2021 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

For the six months ended June 30, 2021, the Company recorded total revenue of $101.14 million, net income of $27.60 million and diluted earnings per share (“EPS”) of $1.42 compared to $90.87 million, $9.62 million and $0.51, respectively, for the same six-month period ended June 30, 2020.

For the quarter ended June 30, 2021, the Company recorded total revenue of $51.52 million, net income of $14.42 million and diluted earnings per share (“EPS”) of $0.74, compared to $44.59 million, $8.24 million and $0.43, respectively, for the same three-month period ended June 30, 2020.

The quarter ended June 30, 2021 included increased noninterest income, principally wealth management income and income from capital markets activities (which includes mortgage banking income, loan level back-to-back swap income, SBA loan income, and corporate advisory fee income) when compared to the same quarter in 2020. The 2021 quarter also included a significantly reduced provision for loan losses when compared to the same quarter last year. The decreased provision in the June 2021 quarter was due to the environment in 2020 created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses.

The June 2021 quarter included a $1.13 million gain on the sale of Paycheck Protection Program (“PPP”) loans; fee income of $722,000 relating to PPP loan referrals to a third party; and $153,000 of additional BOLI income related to receipt of life insurance proceeds. These positives were substantially offset by a $842,000 cost (included as a negative to noninterest income) related to the termination of two interest rate swaps, and $648,000 of accelerated expense related to the prepayment of $50.0 million of subordinated notes.  Both actions will have a positive impact on earnings going forward.

As previously disclosed, on January 28, 2021, the Company authorized the repurchase of up to 948,735 shares, or approximately 5% of its outstanding shares. During the second quarter of 2021 the Company purchased 234,722 shares at an average price of $32.40 for a total cost of $7.60 million under this program.  Since announced, the Company has purchased 392,755 shares at an average price of $30.51 for a total cost of $11.98 million under this program.

Douglas L. Kennedy, President and CEO, said, “Our capital is strong and we believe that purchasing the Company’s stock is an opportunity for us to effectively manage our excess capital, while taking advantage of the Company’s valuation relative to peers.”

Mr. Kennedy also said, “During 2021 the Company participated in the 2021 round of the PPP, which provided much needed funding to qualifying small businesses and organizations.  During the six months of 2021 we assisted with over $181 million of PPP loans - $57 million processed and funded by the Bank, and another $124 million referred directly to a third party for processing and funding.  During the second quarter, the Company sold the $57 million of loans to the same third party to create additional capacity to process our strong loan pipeline.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

June 2021 Year Compared to Prior Year

	Six Months Ended	Six Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$65.64	$63.72	$1.92	3%
Wealth management fee income (A)	25.17	19.95	5.22	26
Capital markets activity (B)	5.03	3.85	1.18	31
Other income (C)	5.30	3.35	1.95	58
Total other income	35.50	27.15	8.35	31
Operating expenses (D)	62.28	57.25	5.03	9
Pretax income before provision for loan losses	38.86	33.62	5.24	16
Provision for loan and lease losses (E)	1.13	24.90	(23.77)	(95)
Pretax income	37.73	8.72	29.01	333
Income tax expense/(benefit) (F)	10.13	(0.90)	11.03	N/A
Net income	$27.60	$9.62	$17.98	187%
Diluted EPS	$1.42	$0.51	$0.91	178%

Total Revenue (G)	$101.14	$90.87	$10.27	11%

Return on average assets annualized	0.93%	0.35%	0.58
Return on average equity annualized	10.45%	3.80%	6.65

(A)

The June 2021 six months included wealth management fee income and expense related to the December lift outs of teams from Lucas Capital Management (“Lucas”) and Noyes Capital Management (“Noyes”) - approximately $1.2 million of wealth management fee income and approximately $700,000 of operating expenses were recorded in 2021 from these teams.

(B)

Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, corporate advisory activities and mortgage banking activities. There were no fees related to loan level back-to-back swap activities in the six months ended June 30, 2021, compared to $1.6 million in the same 2020 period.  The three months ended March 31, 2021 included $1.1 million of corporate advisory fee income related to a large investment banking advisory event which closed in that quarter.

(C)

Included a cost of $842,000 related to the termination of interest rate swaps; $1.4 million gain on loans held at lower of cost or fair value; $722,000 of fee income related to the referral of PPP loans to a third party; and $455,000 of additional BOLI income related to receipt of life insurance proceeds.

(D)

The 2021 six months included $1.5 million of severance expense related to certain corporate restructuring within several areas of the Bank and $648,000 of expense related to the redemption of subordinated debt.

(E)	The 2020 year included a provision for loan and lease losses of $24.9 million, primarily due to the environment at that time created by the COVID-19 pandemic.
(F)	The 2020 year included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(G)	Total revenue equals net interest income plus total other income.

June 2021 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$33.85	$31.97	$1.88	6%
Wealth management fee income (A)	13.03	10.00	3.03	30
Capital markets activity (B)	1.46	1.08	0.38	35
Other income (C)	3.18	1.54	1.64	106
Total other income	17.67	12.62	5.05	40
Operating expenses (D)	30.68	29.01	1.67	6
Pretax income before provision for loan losses	20.84	15.58	5.26	34
Provision for loan and lease losses (E)	0.90	4.90	(4.00)	(82)
Pretax income	19.94	10.68	9.26	87
Income tax expense	5.52	2.44	3.08	126
Net income	$14.42	$8.24	$6.18	75%
Diluted EPS	$0.74	$0.43	$0.31	72%

Total Revenue (F)	$51.52	$44.59	$6.93	16%

Return on average assets annualized	0.97%	0.56%	0.41
Return on average equity annualized	10.86%	6.56%	4.30

(A)

The June 2021 quarter included a full quarter of wealth management fee income and expense related to the December lift outs of teams from Lucas and Noyes - approximately $625,000 of wealth management fee income and approximately $350,000 of operating expenses were recorded in the 2021 quarter.

(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, corporate advisory activities, and mortgage banking activities.
(C)

The quarter ended June 30, 2021 included a cost of $842,000 related to the termination of certain interest rate swaps; a $1.1 million gain on the sale of PPP loans; $722,000 of fee income related to the referral of PPP loans to a third party; and $153,000 of additional BOLI income related to receipt of life insurance proceeds.

(D)	The June 2021 quarter includes $648,000 of expense related to the redemption of subordinated debt.
(E)	The June 2020 quarter included a provision for loan and lease losses of $4.9 million, primarily due to the environment at that time created by the COVID-19 pandemic.
(F)	Total revenue equals net interest income plus total other income.

June 2021 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	June 30,	March 31,	Increase/
(Dollars in millions, except per share data)	2021	2021	(Decrease)
Net interest income	$33.85	$31.79	$2.06	6%
Wealth management fee income	13.03	12.13	0.90	7
Capital markets activity (A)	1.46	3.57	(2.11)	(59)
Other income (B)	3.18	2.12	1.06	50
Total other income	17.67	17.82	(0.15)	(1)
Operating expenses (C)	30.68	31.59	(0.91)	(3)
Pretax income before provision for loan losses	20.84	18.02	2.82	16
Provision for loan and lease losses	0.90	0.23	0.67	291
Pretax income	19.94	17.79	2.15	12
Income tax expense	5.52	4.61	0.91	20
Net income	$14.42	$13.18	$1.24	9%
Diluted EPS	$0.74	$0.67	$0.07	10%

Total Revenue (D)	$51.52	$49.61	$1.91	4%

Return on average assets annualized	0.97%	0.89%	0.08
Return on average equity annualized	10.86%	10.03%	0.83

(A)

Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, corporate advisory and mortgage banking activities. The three months ended March 31, 2021 included $1.1 million of corporate advisory fee income related to a large investment banking advisory event which closed in that quarter.

(B)

The quarter ended June 30, 2021 included a cost of $842,000 related to the termination of interest rate swaps; $1.1 million gain on the sale of PPP loans; and $722,000 of fee income related to the referral of PPP loans to a third party; and $153,000 of additional BOLI income related to receipt of life insurance proceeds.

(C)

The June 2021 quarter includes $648,000 of expense related to the redemption of subordinated debt. The quarter ended March 31, 2021 included $1.5 million of severance expense related to certain corporate restructuring within several areas of the Bank.

(D)	Total revenue equals net interest income plus total other income.

The Company’s near-term priorities include:

•	Grow and expand our three primary drivers of profitability: Wealth Management, Commercial Banking and Capital Markets businesses.
•	Maintain loan and deposit pricing discipline to protect and grow our Net Interest Margin.
•	Continue to execute on our stock repurchase program.
•	Generate fee income at 35% - 45% of total bank revenue.
•	Drive ROA to greater than 1% and return on average tangible common equity to greater than 14%.

Highlights of the Company’s quarterly accomplishments follow:

Peapack Private Wealth Management:

•	AUM/AUA in our Peapack Private Wealth Management Division grew to $9.8 billion at June 30, 2021 (from $8.8 billion at December 31, 2020 and $7.5 billion at December 31, 2019).
•	Wealth Management Fee Income increased to $13 million for Q2 2021 (compared to $10 million for Q2 2020).
•	On July 1, 2021, closed on the acquisition of Princeton Portfolio Strategies Group (“PPSG”), a registered investment advisor headquartered in Princeton NJ with approximately $520 million of AUM/AUA.

Commercial Banking and Balance Sheet Management:

•	During Q2 2021, loans, excluding PPP loans, grew by $293 million (7% growth linked quarter: 28% annualized).
•

Core deposits (which includes demand, savings and money market) totaled 88% of total deposits at June 30, 2021. The total cost of interest-bearing deposits improved to 0.34% for Q2 2021 compared to 0.40% for Q1 2021. Noninterest bearing DDA (included in core deposits) totaled 20% of total deposits.

•	Net interest margin improved by 10 basis points in Q2 2021 from Q1 2021.
•	$50 million of 6% subordinated debt (set to reprice to 5% on July 1, 2021) was fully redeemed on June 30, 2021.
•	$40 million of interest rate swaps with an all-in cost of approximately 1.50% were terminated.
•	Sold $57 million of PPP loans recognizing a gain of $1.1 million.
•

Received $722,000 of fee income in Q2 2021 for the referral of PPP loans to a third party for origination. (The sale and referral of PPP loans created additional capacity for the Company to process its strong loan pipeline).

Credit and Capital Management:

•

During Q2, non-performing assets declined $6 million; classified loans declined $15 million; and loans subject to special mention declined $17 million. NPAs stood at just 0.10% of assets at June 30, 2021.

•

Continued to execute on the previously approved stock repurchase program – during Q2 repurchased 234,722 shares at an average price of $32.40 for a total cost of $7.6 million. (Year-to-date through June 30, 2021, the Company has repurchased 392,755 shares).

•	Tangible book value per share increased to $26.30 at June 30, 2021, despite the stock repurchase activity at prices above tangible book value.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the June 2021 quarter, the Bank’s wealth management business generated $13.03 million in fee income, compared to $10.00 million for the June 2020 quarter, and $12.13 million for the March 2021 quarter.

The market value of the Company’s AUM/AUA increased to $9.8 billion at June 30, 2021 from $8.8 billion at December 31, 2020, and $7.2 billion at June 30, 2020 due to new business as well as positive market action.

In the quarter ended June 30, 2021 the Company announced the acquisition of PPSG, a registered investment advisor headquartered in Princeton, New Jersey.  Upon joining the Company on July 1, 2021, PPSG had approximately $520 million of AUM/AUA.

John P. Babcock, President of the Peapack Private Wealth Management division, said, “2021 showed continued strong new business, new client acquisition and client retention. We ended 2020 with a very strong Q4 and this continued into 2021 with gross inflows of over $240 million for Q2 2021.” Babcock went on to note, “We continue to look to grow our wealth business organically and through selective acquisitions. And, we continue to make significant progress on our infrastructure consolidation including launching our new trading platform and a new CRM system, as well as adding more resources to our financial planning team.”

Loans / Commercial Banking

Total loans of $4.58 billion at June 30, 2021 (including PPP loans of $84 million) increased $144 million from $4.44 billion (including PPP loans of $233 million) at March 31, 2021. Excluding the decline in PPP loans during the June quarter, loans grew $293 million, or 7% on a linked quarter basis (28% annualized). During the quarter, multifamily loans grew $241 million and C&I loans grew $47 million.

Total C&I loans (including the PPP loans) at June 30, 2021 were $1.88 billion or 41% of the total loan portfolio. While C&I origination levels have been strong throughout 2021, paydown and payoff activity has also been robust, including paydowns of several large lines of credit, as well as the Company’s workout and asset recovery efforts, including the workout and recovery of several nonaccrual and/or classified credits in 2021.

Mr. Kennedy noted, “Our commercial loan pipelines are strong going into the third quarter, standing at approximately $250 million with likelihood of closing during the third quarter of 2021.”

Mr. Kennedy also noted, “As I have mentioned in the past, our Corporate Advisory business, which gives us the capability to engage in high level strategic debt, capital and valuation analysis, enables us to provide a unique boutique level of service, giving us a competitive advantage over many of our peers. Our Corporate Advisory pipelines are also strong.  Notwithstanding the sale and forgiveness of PPP loans and significant payoff activity, we believe that we will achieve high single digit loan growth, which was the upper end of our guidance provided in the beginning of 2021.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits at June 30, 2021 were $4.90 billion. While total deposits did not increase significantly over the last year, the mix changed favorably, as noninterest bearing demand deposits increased $48 million and interest-bearing demand increased $174 million, while brokered deposits declined $45 million, and higher costing CDs declined $187 million, when comparing June 30, 2021 to June 30, 2020.

Mr. Kennedy noted, “88% of our deposits are demand, savings, or money market, and, our noninterest bearing deposits comprise 20% of our total deposits; both metrics reinforce the “core” nature of our deposit base.”

At June 30, 2021, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) totaled $1.1 billion (or 18% of assets). The Company has approximately $1.7 billion of secured funding available from the Federal Home Loan Bank and $1.0 billion of secured funding available from the Federal Reserve Discount Window.  The available funding from the Federal Home Loan Bank and the Federal Reserve is secured by the Company’s loan and investment portfolios.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150-basis point reduction in target Fed Funds near the end of the first quarter of 2020 reduced the Company’s yield earned on assets. However, we were able to strategically reprice our deposits over time to offset much of that decline. Further, when interest rates rise, we expect that our net interest income will improve. Our current modeling indicates that 68% of our loan portfolio reprices within 2 years - 44% would reprice within 90 days, another 12% within 3 to 12 months and another 12% repricing within year two.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Six Months Ended		Six Months Ended
	June 30, 2021		June 30, 2020
	NII	NIM	NII	NIM

NII/NIM excluding the below	$63,001	2.51%	$61,403	2.54%
Prepayment premiums received on loan paydowns	1,205	0.05%	901	0.04%
Effect of maintaining excess interest earning cash	(300)	-0.18%	(563)	-0.15%
Effect of PPP loans	1,732	-0.06%	1,977	-0.02%
NII/NIM as reported	$65,638	2.32%	$63,718	2.41%

	Three Months Ended		Three Months Ended		Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$32,446	2.56%	$30,565	2.49%	$29,881	2.45%
Prepayment premiums received on loan paydowns	501	0.04%	704	0.05%	376	0.03%
Effect of maintaining excess interest earning cash	(115)	-0.15%	(195)	-0.21%	(263)	-0.19%
Effect of PPP loans	1,013	-0.07%	719	-0.05%	1,977	-0.02%
NII/NIM as reported	$33,845	2.38%	$31,793	2.28%	$31,971	2.27%

As shown above, the Company’s reported NIM increased 10 basis points compared to the linked quarter. The Bank strategically lowered its cost of deposits and used much of its excess liquidity to grow loans, both of which benefitted NIM.

Future net interest income and net interest margin should benefit from the following:

➣	Full realization of the second quarter loan growth, as well as robust loan pipelines.
➣	Continued downward repricing of maturing CDs.
➣	Redemption of $50 million of subordinated debt during the June quarter.
➣	Termination of $40 million notional interest rate swaps during the June quarter.

Income from Capital Markets Activities

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Gain on loans held for sale at fair value (Mortgage banking)	$409	$1,025	$550
Fee income related to loan level, back-to-back swaps	—	—	202
Gain on sale of SBA loans	932	1,449	258
Corporate advisory fee income	121	1,098	65
Total capital markets activity	$1,462	$3,572	$1,075

Noninterest income from Capital Markets activities (SBA lending and sale program, mortgage banking activity, corporate advisory activity and loan level back-to-back swap activities) totaled $1.46 million for the June 2021 quarter compared to $3.57 million for the March 2021 quarter and $1.08 million for the June 2020 quarter.  The June 2021 and March 2021 quarter results were driven by $932,000 and $1.45 million gain on sale of SBA loans, respectively. The March 2021 quarter reflected increased mortgage banking activity due to greater refinance activity in the low rate environment. During the March 2021 quarter, the Company recorded $1.1 million of corporate advisory fee income related to a large investment banking advisory event which closed in that quarter.  These transactions tend to be larger and take longer to complete. As noted previously, the pipeline of such business is fairly robust. The June 2021 and March 2021 quarters included no income from loan level, back-to-back swap activities, as there has been, and will continue to be, minimal activity for such in the current environment. The June 2020 quarter included $202,000 of such income.

Other Noninterest Income (other than Wealth Management fee income and Income from Capital Markets Activities)

The June 2021 quarter included approximately $153,000 and the March 2021 quarter included approximately $302,000 of Bank Owned life Insurance income due to receipt of life insurance proceeds. Such proceeds were nontaxable. The June 2021 quarter included $1.13 million gain on the sale of PPP loans, while the March 2021 quarter included a $282,000 gain on sale of $8 million of loans that had payment issues and were classified as held for sale as of December 31, 2020. The Company also received $722,000 of fee income related to referral of PPP loans to a third party.  Partially offsetting the above items in the June 2021 quarter, the Company recorded a one-time $842,000 cost on the termination of $40 million notional interest rate swaps with an all-in cost of 1.50%.

Operating Expenses

The Company’s total operating expenses were $30.68 million for the quarter ended June 30, 2021, compared to $31.59 million for the March 2021 quarter and $29.01 million for the June 2020 quarter. The June 2021 quarter included $648,000 of expense related to the redemption of subordinated debt. The March 2021 quarter included $1.5 million of severance expense related to certain corporate restructuring within several areas of the Bank. The June and March 2021 quarter included a full quarter’s worth of expense related to Lucas and Noyes (approximately $350,000 in each quarter).

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, we will invest in digital enhancements to improve the client experience and grow and expand our core wealth management and commercial banking businesses, including lift-outs, strategic hires, and wealth M&A.”

Income Taxes

The effective tax rate for the three months ended June 30, 2021 was 27.69%, as compared to 25.94% for the March 2021 quarter and 22.85% for the quarter ended June 30, 2020. The March 31, 2021 quarter benefitted from life insurance proceeds that were not taxable and from the vesting of restricted stock at prices higher than grant prices. The effective tax rate for the June 2020 quarter was impacted by reduced taxable income due to the environment created by the Pandemic.

The effective tax rate for the six months of 2021 was 26.87% compared to a net tax benefit recorded for the first six months of 2020. During the first quarter of 2020, the Company recorded a $3.34 million tax benefit, principally due to a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q2 2021 Investor Update (and Supplemental Financial Information).

Nonperforming assets at June 30, 2021 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $6.0 million, or 0.10% of total assets, down from $11.8 million, or 0.20% of total assets, at March 31, 2021 and down significantly from $26.7 million, or 0.43% of total assets, at June 30, 2020.

For the quarter ended June 30, 2021, the Company’s provision for loan and lease losses was $900,000 compared to $225,000 for the March 2021 quarter and $4.90 million for the June 2020 quarter. The decreased provision for loan and lease losses in the 2021 quarters when compared to the 2020 quarters reflect the reduced qualitative loss factors related to the unemployment rate and amount of loan deferrals and other economic qualitative factors due to the COVID-19 pandemic when calculating the allowance for loan losses. Loan deferrals entered into during the COVID-19 pandemic have come down significantly from the prior year (declined from $914 million at June 30, 2020 to $37 million at June 30, 2021). The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) also reflect, among other things, the Company’s assessment of asset quality metrics, net charge-offs/recoveries, and the composition of the loan portfolio.

At June 30, 2021, the allowance for loan and lease losses was $63.51 million (1.39% of total loans), compared to $67.31 million at December 31, 2020 (1.53% of total loans), and $66.07 million at June 30, 2020 (1.35% of total loans).  The Company has elected to take additional time to adopt CECL and will implement effective January 1, 2022.

Capital

The Company’s capital position during the June 2021 quarter was benefitted by net income of $14.42 million which was offset by the purchase of shares through the Company’s stock repurchase program.  During the second quarter of 2021, the Company purchased 234,722 shares at an average price of $32.40 for a total cost of $7.6 million.  GAAP Capital at June 30, 2021 was also benefitted by a decrease in the unrealized loss on securities from March 31, 2021 to June 30, 2021, due to market value appreciation of the AFS investment securities portfolio.

The Company’s and Bank’s capital ratios at June 30, 2021 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

As previously announced, in the fourth quarter of 2020 the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. Such funds benefitted the Company’s Regulatory Tier 2 Capital. At the time, the Company noted the proceeds raised would be used for general corporate purposes, which could include stock repurchases, the redemption of the Company’s existing 6% subordinated debt and acquisitions of wealth management firms. Throughout the first half of 2021, the Company repurchased $12 million of stock.  On June 30, 2021 the Company redeemed its 6% subordinated debt. On July 1, 2021 the Company closed on the acquisition of Princeton Portfolio Strategies Group.

The Company employs quarterly capital stress testing run under multiple scenarios, including a no growth, severely adverse case. In such case as of March 31, 2021, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay on this case, the Bank still remains well capitalized over the two-year stress period. For further details, see the Q2 2021 Investor Update (and Supplemental Financial Information).

On July 27, 2021, the Company declared a cash dividend of $0.05 per share payable on August 24, 2021 to shareholders of record on August 10, 2021.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $5.8 billion and assets under management/administration of $9.8 billion as of June 30, 2021.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2021 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;

•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	impact on our business from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	a reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•	a material decrease in net income or a net loss over several quarters could result in an elimination or a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2021	2021	2020	2020	2020
Income Statement Data:
Interest income	$39,686	$38,239	$38,532	$40,174	$41,649
Interest expense	5,841	6,446	6,797	8,025	9,678
Net interest income	33,845	31,793	31,735	32,149	31,971
Wealth management fee income	13,034	12,131	10,791	10,119	9,996
Service charges and fees	896	846	859	785	695
Bank owned life insurance	466	611	313	314	318
Gain on loans held for sale at fair value (Mortgage banking) (A)	409	1,025	1,470	954	550
Gain/(loss) on loans held for sale at lower of cost or fair value(B)	1,125	282	—	7,429	—
Fee income related to loan level, back-to-back swaps (A)	—	—	—	—	202
Gain on sale of SBA loans (A)	932	1,449	375	79	258
Corporate advisory fee income (A)	121	1,098	50	75	65
Loss on swap termination	(842)	—	—	—	—
Other income (C)	1,495	643	590	456	417
Securities gains/(losses), net	42	(265)	(42)	—	125
Total other income	17,678	17,820	14,406	20,211	12,626
Salaries and employee benefits (D)	19,910	21,990	19,902	19,202	19,186
Premises and equipment	4,074	4,113	4,189	4,109	4,036
FDIC insurance expense	529	585	665	605	455
FHLB prepayment penalty	—	—	4,784	—	—
Valuation allowance loans held for sale (E)	—	—	4,425	—	—
Other expenses	6,171	4,906	5,284	4,545	5,337
Total operating expenses	30,684	31,594	39,249	28,461	29,014
Pretax income before provision for loan losses	20,839	18,019	6,892	23,899	15,583
Provision for loan and lease losses (F)	900	225	2,350	5,150	4,900
Income/(loss) before income taxes	19,939	17,794	4,542	18,749	10,683
Income tax expense	5,521	4,616	1,512	5,202	2,441
Net income	$14,418	$13,178	$3,030	$13,547	$8,242

Total revenue (G)	$51,523	$49,613	$46,141	$52,360	$44,597
Per Common Share Data:
Earnings per share (basic)	$0.76	$0.70	$0.16	$0.72	$0.44
Earnings per share (diluted)	0.74	0.67	0.16	0.71	0.43
Weighted average number of common shares outstanding:
Basic	18,963,237	18,950,305	18,947,864	18,908,337	18,872,070
Diluted	19,439,439	19,531,689	19,334,569	19,132,650	19,059,822
Performance Ratios:
Return on average assets annualized (ROAA)	0.97%	0.89%	0.21%	0.89%	0.56%
Return on average equity annualized (ROAE)	10.86%	10.03%	2.32%	10.53%	6.56%
Return on average tangible common equity (ROATCE) (H)	11.83%	10.94%	2.51%	11.41%	7.13%
Net interest margin (tax-equivalent basis)	2.38%	2.28%	2.25%	2.20%	2.27%
GAAP efficiency ratio (I)	59.55%	63.68%	85.06%	54.36%	65.06%
Operating expenses / average assets annualized	2.06%	2.14%	2.66%	1.86%	1.97%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale $355 million and $57 million of PPP loans completed in the September 2020 and June 2021 quarters, respectively.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during the June 2021 quarter.
(D)	The March 2021 quarter included $1.5 million of severance expense related to corporate restructuring.
(E)	The December 2020 quarter reflects a $4.4 million write-down of a commercial real estate held for sale loan associated with an assisted living facility.
(F)	The March 2020, June 2020 and September 2020 quarters included a higher provision for loan and lease losses primarily due to the environment created by the COVID-19 pandemic.
(G)	Total revenue equals net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2021	2020	$	%
Income Statement Data:
Interest income	$77,925	$87,044	$(9,119)	-10%
Interest expense	12,287	23,326	(11,039)	-47%
Net interest income	65,638	63,718	1,920	3%
Wealth management fee income	25,165	19,951	5,214	26%
Service charges and fees	1,742	1,511	231	15%
Bank owned life insurance	1,077	646	431	67%
Gain on loans held for sale at fair value (Mortgage banking) (A)	1,434	842	592	70%
Gain on loans held for sale at lower of cost or fair value (B)	1,407	(3)	1,410	-47000%
Fee income related to loan level, back-to-back swaps (A)	—	1,620	(1,620)	-100%
Gain on sale of SBA loans (A)	2,381	1,312	1,069	81%
Corporate advisory fee income (A)	1,219	75	1,144	1525%
Loss on swap termination	(842)	—	(842)	N/A
Other income (C)	2,138	866	1,272	147%
Securities gains/(losses), net	(223)	323	(546)	-169%
Total other income	35,498	27,143	8,355	31%
Salaries and employee benefits (D)	41,900	38,412	3,488	9%
Premises and equipment	8,187	8,079	108	1%
FDIC insurance expense	1,114	705	409	58%
Other expenses	11,077	10,053	1,024	10%
Total operating expenses	62,278	57,249	5,029	9%
Pretax income before provision for loan losses	38,858	33,612	5,246	16%
Provision for loan and lease losses (E)	1,125	24,900	(23,775)	-95%
Income before income taxes	37,733	8,712	29,021	333%
Income tax expense/(benefit) (F)	10,137	(903)	11,040	-1223%
Net income	$27,596	$9,615	$17,981	187%

Total revenue (G)	$101,136	$90,861	$10,275	11%
Per Common Share Data:
Earnings per share (basic)	$1.46	$0.51	$0.95	186%
Earnings per share (diluted)	1.42	0.51	0.91	178%
Weighted average number of common shares outstanding:
Basic	18,956,807	18,865,206	91,601	0%
Diluted	19,473,150	18,991,056	482,094	3%
Performance Ratios:
Return on average assets annualized (ROAA)	0.93%	0.35%	0.58%	166%
Return on average equity annualized (ROAE)	10.45%	3.80%	6.65%	175%
Return on average tangible common equity (ROATCE) (H)	11.39%	4.13%	7.25%	175%
Net interest margin (tax-equivalent basis)	2.32%	2.41%	(0.09)%	-4%
GAAP efficiency ratio (I)	61.58%	63.01%	(1.43)%	-2%
Operating expenses / average assets annualized	2.10%	2.07%	0.03%	2%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of $57 million completed in the six months ended June 30, 2021.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during 2021.
(D)	The six months ended June 30, 2021 included $1.5 million of severance expense related to corporate restructuring.
(E)	The six months ended June 30, 2020 included a higher provision for loan and lease losses primarily due to the environment created by the COVID-19 pandemic.
(F)	2020 included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(G)	Total revenue equals net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2021	2021	2020	2020	2020
ASSETS
Cash and due from banks	$12,684	$8,159	$10,629	$8,400	$5,608
Federal funds sold	—	102	102	102	102
Interest-earning deposits	190,778	468,276	642,591	670,863	617,117
Total cash and cash equivalents	203,462	476,537	653,322	679,365	622,827
Securities available for sale	823,820	875,301	622,689	596,929	539,742
Equity security	14,894	14,852	15,117	15,159	15,159
FHLB and FRB stock, at cost	12,901	13,699	13,709	18,433	18,598
Residential mortgage	504,181	498,884	520,188	532,120	536,015
Multifamily mortgage	1,420,043	1,178,940	1,127,198	1,168,796	1,178,494
Commercial mortgage	702,777	697,599	694,034	722,678	761,910
Commercial loans (A)	1,880,830	1,982,570	1,975,337	1,930,984	2,316,125
Consumer loans	31,889	36,519	37,016	51,859	53,111
Home equity lines of credit	44,062	45,624	50,547	52,194	54,006
Other loans	204	199	225	260	272
Total loans	4,583,986	4,440,335	4,404,545	4,458,891	4,899,933
Less: Allowances for loan and lease losses	63,505	67,536	67,309	66,145	66,065
Net loans	4,520,481	4,372,799	4,337,236	4,392,746	4,833,868
Premises and equipment	23,261	23,260	21,609	21,668	21,449
Other real estate owned	—	50	50	50	50
Accrued interest receivable	23,117	23,916	22,495	22,192	15,956
Bank owned life insurance	46,605	46,448	46,809	46,645	46,479
Goodwill and other intangible assets	43,156	43,524	43,891	39,622	39,943
Finance lease right-of-use assets	3,956	4,143	4,330	4,517	4,704
Operating lease right-of-use assets	9,569	10,186	9,421	10,011	10,810
Other assets (B)	66,466	64,912	99,764	110,770	111,630
TOTAL ASSETS	$5,791,688	$5,969,627	$5,890,442	$5,958,107	$6,281,215

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$959,494	$908,922	$833,500	$838,307	$911,989
Interest-bearing demand deposits	1,978,497	1,987,567	1,849,254	1,858,529	1,804,102
Savings	147,227	141,743	130,731	127,737	123,140
Money market accounts	1,213,992	1,256,605	1,298,885	1,251,349	1,183,603
Certificates of deposit – Retail	446,143	474,668	530,222	586,801	629,941
Certificates of deposit – Listing Service	31,631	31,631	32,128	32,677	35,327
Subtotal “customer” deposits	4,776,984	4,801,136	4,674,720	4,695,400	4,688,102
IB Demand – Brokered	85,000	110,000	110,000	130,000	130,000
Certificates of deposit – Brokered	33,791	33,777	33,764	33,750	33,736
Total deposits	4,895,775	4,944,913	4,818,484	4,859,150	4,851,838
Short-term borrowings	—	15,000	15,000	15,000	15,000
FHLB advances (C)	—	—	—	105,000	105,000
Paycheck Protection Program Liquidity Facility (D)	83,586	168,180	177,086	183,790	535,837.00
Finance lease liability	6,299	6,528	6,753	6,976	7,196
Operating lease liability	9,902	10,509	9,737	10,318	11,116
Subordinated debt, net (E)	132,557	181,837	181,794	83,585	83,529
Other liabilities (B)	125,110	120,219	154,466	156,472	163,719
Due to brokers	—	—	—	15,088	—
TOTAL LIABILITIES	5,253,229	5,447,186	5,363,320	5,435,379	5,773,235
Shareholders’ equity	538,459	522,441	527,122	522,728	507,980
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$5,791,688	$5,969,627	$5,890,442	$5,958,107	$6,281,215
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$9.8	$9.4	$8.8	$7.6	$7.2

(A)	Includes PPP loans of $84 million at June 30, 2021, $233 million at March 31, 2021, $196 million at December 31, 2020, $202 million at September 30, 2020 and $547 million at June 30, 2020.

(B)	The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.
(C)	The Company prepaid $105 million of FHLB advances with a weighted-average rate of 3.20% during the December 2020 quarter.
(D)	Represents funding provided by the Federal Reserve for pledged PPP loans.
(E)	The increase was due to the completion of a $100 million subordinated debt offering in December 22, 2020. The Company redeemed $50 million of subordinated debt on June 30, 2021.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2021	2021	2020	2020	2020
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	5,962	11,767	11,410	8,611	26,697
Other real estate owned	—	50	50	50	50
Total nonperforming assets	$5,962	$11,817	$11,460	$8,661	$26,747

Nonperforming loans to total loans	0.13%	0.27%	0.26%	0.19%	0.54%
Nonperforming assets to total assets	0.10%	0.20%	0.19%	0.15%	0.43%

Performing TDRs (B)(C)	$190	$197	$201	$2,278	$2,376

Loans past due 30 through 89 days and still accruing (D)(E)	$1,678	$1,622	$5,053	$6,609	$3,785

Loans subject to special mention	$148,601	$166,013	$162,103	$129,700	$27,922

Classified loans	$11,178	$25,714	$37,771	$41,263	$63,562

Impaired loans	$6,498	$11,964	$16,204	$15,514	$33,708

Allowance for loan and lease losses:
Beginning of period	$67,536	$67,309	$66,145	$66,065	$63,783
Provision for loan and lease losses	900	225	2,350	5,150	4,900
(Charge-offs)/recoveries, net	(4,931)	2	(1,186)	(5,070)	(2,618)
End of period	$63,505	$67,536	$67,309	$66,145	$66,065

ALLL to nonperforming loans	1065.16%	573.94%	589.91%	768.15%	247.46%
ALLL to total loans	1.39%	1.52%	1.53%	1.48%	1.35%
General ALLL to total loans (F)	1.38%	1.45%	1.47%	1.48%	1.26%
(A)

Excludes one commercial loan held for sale of $5.6 million at both June 30, 2021 and March 31, 2021. Excludes residential and commercial loans held for sale of $8.5 million at December 31, 2020.  Excludes one commercial loan held for sale of $10.0 million at September 30, 2020.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount excludes $3.9 million at June 30, 2021, $3.9 million at March 31, 2021, $4.0 million at December 31, 2020, $5.2 million at September 30, 2020 and $23.2 million at June 30, 2020 of TDRs included in nonaccrual loans.

(D)	Excludes a residential loan held for sale of $93,000 at December 31, 2020.
(E)	December 31, 2020 includes $1.3 million of residential loans that are classified as delinquent due to an escrow payment shortage due to a recent change in escrow payment requirement.
(F)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,	June 30,
	2021	2020	2020
Capital Adequacy
Equity to total assets (A)(J)	9.30%	8.95%	8.09%
Tangible Equity to tangible assets (B)	8.62%	8.27%	7.50%
Tangible Equity to tangible assets excluding PPP loans (C)	8.74%	8.55%	8.22%
Book value per share (D)	$28.60	$27.78	$26.87
Tangible Book Value per share (E)	$26.30	$25.47	$24.76

	June 30,		December 31,		June 30,
	2021		2020		2020
Regulatory Capital – Holding Company
Tier I leverage	$499,344	8.67%	$483,535	8.53%	$468,898	8.57%
Tier I capital to risk-weighted assets	499,344	11.45	483,535	11.93	468,898	11.35
Common equity tier I capital ratio to risk-weighted assets	499,315	11.45	483,500	11.93	468,863	11.35
Tier I & II capital to risk-weighted assets	686,543	15.74	716,210	17.67	604,258	14.62

Regulatory Capital – Bank
Tier I leverage (F)	$583,208	10.13%	$549,575	9.71%	$534,794	9.79%
Tier I capital to risk-weighted assets (G)	583,208	13.37	549,575	13.55	534,794	12.96
Common equity tier I capital ratio to risk-weighted assets (H)	583,179	13.37	549,540	13.55	534,759	12.95
Tier I & II capital to risk-weighted assets (I)	637,858	14.62	600,478	14.81	586,574	14.21
(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)

Tangible equity and tangible assets excluding PPP loans are calculated by excluding the balance of intangible assets from shareholders’ equity and excluding the balance of intangible assets and PPP loans from total assets. Tangible equity as a percentage of tangible assets excluding PPP loans at period end is calculated by dividing tangible equity by tangible assets excluding PPP loans at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(D)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(E)

Tangible book value per share excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(F)	Regulatory well capitalized standard = 5.00% ($288 million)
(G)	Regulatory well capitalized standard = 8.00% ($349 million)
(H)	Regulatory well capitalized standard = 6.50% ($284 million)
(I)	Regulatory well capitalized standard = 10.00% ($436 million)
(J)	PPP loans with a balance of $84 million at June 30, 2021, $196 million at December 31, 2020 and $547 million at June 30, 2020 increased total assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2021	2021	2020	2020	2020
Residential loans retained	$37,083	$15,814	$22,316	$32,599	$18,627
Residential loans sold	25,432	45,873	64,630	54,521	37,061
Total residential loans	62,515	61,687	86,946	87,120	55,688
Commercial real estate	12,243	38,363	—	1,613	748
Multifamily	255,820	85,009	1,184	1,500	11,960
Commercial (C&I) loans (A) (B)	141,285	129,141	218,235	118,048	99,294
SBA (C)	15,976	58,730	8,355	4,962	595,651
Wealth lines of credit (A)	3,200	2,475	3,925	2,000	500
Total commercial loans	428,524	313,718	231,699	128,123	708,153
Installment loans	25	63	690	253	950
Home equity lines of credit (A)	4,140	1,899	2,330	4,759	4,280
Total loans closed	$495,204	$377,367	$321,665	$220,255	$769,071

	For the Six Months Ended
	June 30,	June 30,
	2021	2020
Residential loans retained	$52,897	$33,458
Residential loans sold	71,305	56,452
Total residential loans	124,202	89,910
Commercial real estate	50,606	9,606
Multifamily	340,829	73,958
Commercial (C&I) loans (A) (B)	270,426	142,202
SBA (C)	74,706	609,481
Wealth lines of credit (A)	5,675	3,750
Total commercial loans	742,242	838,997
Installment loans	88	1,206
Home equity lines of credit (A)	6,039	7,912
Total loans closed	$872,571	$938,025

(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $9.2 million for the quarter ended June 30, 2021, $47 million for the quarter ended March 31, 2021 and $596 million for the quarter ended June 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2021			June 30, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$884,374	$3,020	1.37%	$437,288	$2,108	1.93%
Tax-exempt (A) (B)	6,891	81	4.70	10,137	129	5.09

Loans (B) (C):
Mortgages	498,594	3,826	3.07	530,087	4,497	3.39
Commercial mortgages	1,941,330	15,056	3.10	2,083,310	16,147	3.10
Commercial	1,942,802	16,984	3.50	2,038,530	18,204	3.57
Commercial construction	20,952	180	3.44	3,296	44	5.34
Installment	34,319	255	2.97	52,859	371	2.81
Home equity	45,042	377	3.35	54,869	453	3.30
Other	219	5	9.13	318	7	8.81
Total loans	4,483,258	36,683	3.27	4,763,269	39,723	3.34
Federal funds sold	91	—	0.06	102	—	0.25
Interest-earning deposits	428,464	97	0.09	497,764	109	0.09
Total interest-earning assets	5,803,078	39,881	2.75%	5,708,560	42,069	2.95%
Noninterest-earning assets:
Cash and due from banks	10,360			5,437
Allowance for loan and lease losses	(67,593)			(64,109)
Premises and equipment	23,307			21,462
Other assets	182,421			234,357
Total noninterest-earning assets	148,495			197,147
Total assets	$5,951,573			$5,905,707

LIABILITIES:
Interest-bearing deposits:
Checking	$1,980,688	$944	0.19%	$1,748,753	$1,642	0.38%
Money markets	1,235,464	727	0.24	1,207,816	1,473	0.49
Savings	144,044	18	0.05	118,878	16	0.05
Certificates of deposit – retail	488,148	1,027	0.84	676,498	3,147	1.86
Subtotal interest-bearing deposits	3,848,344	2,716	0.28	3,751,945	6,278	0.67
Interest-bearing demand – brokered	105,604	456	1.73	150,330	700	1.86
Certificates of deposit – brokered	33,783	264	3.13	33,729	264	3.13
Total interest-bearing deposits	3,987,731	3,436	0.34	3,936,004	7,242	0.74
Borrowings	166,343	182	0.44	330,514	1,127	1.36
Capital lease obligation	6,380	76	4.76	7,270	87	4.79
Subordinated debt	181,317	2,147	4.74	83,496	1,222	5.85
Total interest-bearing liabilities	4,341,771	5,841	0.54%	4,357,284	9,678	0.89%
Noninterest-bearing liabilities:
Demand deposits	948,851			873,926
Accrued expenses and other liabilities	129,980			171,814
Total noninterest-bearing liabilities	1,078,831			1,045,740
Shareholders’ equity	530,971			502,683
Total liabilities and shareholders’ equity	$5,951,573			$5,905,707
Net interest income		$34,040			$32,391
Net interest spread			2.21%			2.06%
Net interest margin (D)			2.38%			2.27%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2021			March 31, 2021
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$884,374	$3,020	1.37%	$761,187	$2,629	1.38%
Tax-exempt (A) (B)	6,891	81	4.70	7,980	98	4.91

Loans (B) (C):
Mortgages	498,594	3,826	3.07	501,590	3,954	3.15
Commercial mortgages	1,941,330	15,056	3.10	1,840,363	14,420	3.13
Commercial	1,942,802	16,984	3.50	1,932,692	16,455	3.41
Commercial construction	20,952	180	3.44	15,606	139	3.56
Installment	34,319	255	2.97	37,695	276	2.93
Home equity	45,042	377	3.35	48,853	399	3.27
Other	219	5	9.13	246	5	8.13
Total loans	4,483,258	36,683	3.27	4,377,045	35,648	3.26
Federal funds sold	91	—	0.06	102	—	0.25
Interest-earning deposits	428,464	97	0.09	555,331	128	0.09
Total interest-earning assets	5,803,078	39,881	2.75%	5,701,645	38,503	2.70%
Noninterest-earning assets:
Cash and due from banks	10,360			11,129
Allowance for loan and lease losses	(67,593)			(71,160)
Premises and equipment	23,307			22,634
Other assets	182,421			228,134
Total noninterest-earning assets	148,495			190,737
Total assets	$5,951,573			$5,892,382

LIABILITIES:
Interest-bearing deposits:
Checking	$1,980,688	$944	0.19%	$1,908,380	$978	0.20%
Money markets	1,235,464	727	0.24	1,259,597	794	0.25
Savings	144,044	18	0.05	135,202	17	0.05
Certificates of deposit – retail	488,148	1,027	0.84	533,488	1,470	1.10
Subtotal interest-bearing deposits	3,848,344	2,716	0.28	3,836,667	3,259	0.34
Interest-bearing demand – brokered	105,604	456	1.73	110,000	493	1.79
Certificates of deposit – brokered	33,783	264	3.13	33,769	261	3.09
Total interest-bearing deposits	3,987,731	3,436	0.34	3,980,436	4,013	0.40
Borrowings	166,343	182	0.44	186,006	209	0.45
Capital lease obligation	6,380	76	4.76	6,608	79	4.78
Subordinated debt	181,317	2,147	4.74	181,795	2,145	4.72
Total interest-bearing liabilities	4,341,771	5,841	0.54%	4,354,845	6,446	0.59%
Noninterest-bearing liabilities:
Demand deposits	948,851			848,325
Accrued expenses and other liabilities	129,980			163,569
Total noninterest-bearing liabilities	1,078,831			1,011,894
Shareholders’ equity	530,971			525,643
Total liabilities and shareholders’ equity	$5,951,573			$5,892,382
Net interest income		$34,040			$32,057
Net interest spread			2.21%			2.11%
Net interest margin (D)			2.38%			2.28%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2021			June 30, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$823,120	$5,649	1.37%	$424,547	$4,567	2.15%
Tax-exempt (A) (B)	7,433	179	4.82	10,335	260	5.03

Loans (B) (C):
Mortgages	500,084	7,780	3.11	532,601	9,073	3.41
Commercial mortgages	1,891,125	29,476	3.12	2,019,559	34,629	3.43
Commercial	1,937,776	33,439	3.45	1,898,334	36,798	3.88
Commercial construction	18,294	319	3.49	4,462	132	6
Installment	35,997	531	2.95	53,421	835	3.13
Home equity	46,937	776	3.31	55,261	1,067	3.86
Other	233	10	8.58	341	16	9.38
Total loans	4,430,446	72,331	3.27	4,563,979	82,550	3.62
Federal funds sold	96	—	0.11	102	—	0.25
Interest-earning deposits	491,547	225	0.09	374,665	661	0.35
Total interest-earning assets	5,752,642	78,384	2.73%	5,373,628	88,038	3.28%
Noninterest-earning assets:
Cash and due from banks	10,743			5,477
Allowance for loan and lease losses	(69,367)			(54,238)
Premises and equipment	22,972			21,304
Other assets	204,390			197,904
Total noninterest-earning assets	168,738			170,447
Total assets	$5,921,380			$5,544,075

LIABILITIES:
Interest-bearing deposits:
Checking	$1,944,734	$1,922	0.20%	$1,644,776	$5,089	0.62%
Money markets	1,247,464	1,521	0.24	1,199,932	4,454	0.74
Savings	139,648	35	0.05	114,892	31	0.05
Certificates of deposit – retail	510,693	2,497	0.98	687,258	6,841	1.99
Subtotal interest-bearing deposits	3,842,539	5,975	0.31	3,646,858	16,415	0.90
Interest-bearing demand – brokered	107,790	949	1.76	165,165	1,623	1.97
Certificates of deposit – brokered	33,776	525	3.11	33,722	527	3.13
Total interest-bearing deposits	3,984,105	7,449	0.37	3,845,745	18,565	0.97
Borrowings	176,120	391	0.44	256,956	2,139	1.66
Capital lease obligation	6,493	155	4.77	7,373	177	4.80
Subordinated debt	181,555	4,292	4.73	83,467	2,445	5.86
Total interest-bearing liabilities	4,348,273	12,287	0.57%	4,193,541	23,326	1.11%
Noninterest-bearing liabilities:
Demand deposits	898,866			708,242
Accrued expenses and other liabilities	145,920			136,738
Total noninterest-bearing liabilities	1,044,786			844,980
Shareholders’ equity	528,322			505,554
Total liabilities and shareholders’ equity	$5,921,381			$5,544,075
Net interest income		$66,097			$64,712
Net interest spread			2.16%			2.17%
Net interest margin (D)			2.32%			2.41%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2021	2021	2020	2020	2020
Shareholders’ equity	$538,459	$522,441	$527,122	$522,728	$507,980
Less: Intangible assets, net	43,156	43,524	43,891	39,622	39,943
Tangible equity	495,303	478,917	483,231	483,106	468,037

Period end shares outstanding	18,829,877	19,034,870	18,974,703	18,924,953	18,905,135
Tangible book value per share	$26.30	$25.16	$25.47	$25.53	$24.76
Book value per share	28.60	27.45	27.78	27.62	26.87

Tangible Equity to Tangible Assets
Total assets	$5,791,688	$5,969,627	$5,890,442	$5,958,107	$6,281,215
Less: Intangible assets, net	43,156	43,524	43,891	39,622	39,943
Tangible assets	5,748,532	5,926,103	5,846,551	5,918,485	6,241,272
Less: PPP Loans	83,766	232,721	195,574	201,991	547,004
Tangible Assets excluding PPP Loans	5,664,766	5,693,382	5,650,977	5,716,494	5,694,268
Tangible equity to tangible assets	8.62%	8.08%	8.27%	8.16%	7.50%
Tangible equity to tangible assets excluding PPP loans	8.74%	8.41%	8.55%	8.45%	8.22%
Equity to assets (A)	9.30%	8.75%	8.95%	8.77%	8.09%
(A)

Equity to total assets would be 9.43% if PPP loans of $84 million were excluded from total assets as of June 30, 2021. Equity to total assets would be 9.11% if PPP loans of $233 million were excluded from total assets of March 31, 2021. Equity to total assets would be 9.26% if PPP loans of $196 million were excluded from total assets as of December 31, 2020. Equity to total assets would be 9.08% if PPP loans of $202 million were excluded from total assets as of September 30, 2020. Equity to total assets would be 8.86% if PPP loans of $547 million were excluded from total assets as of June 30, 2020.

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Return on Average Tangible Equity	2021	2021	2020	2020	2020
Net income	$14,418	$13,178	$3,030	$13,547	$8,242

Average shareholders’ equity	$530,971	$525,643	$523,446	$514,736	$502,683
Less: Average intangible assets, net	43,366	43,742	40,336	39,811	40,139
Average tangible equity	487,605	481,901	483,110	474,925	462,544

Return on average tangible common equity	11.83%	10.94%	2.51%	11.41%	7.13%

	For the Six Months Ended
	June 30,	June 30,
Return on Average Tangible Equity	2021	2020
Net income	$27,596	$9,615

Average shareholders’ equity	$528,322	$505,554
Less: Average intangible assets, net	43,553	40,299
Average tangible equity	484,769	465,255

Return on average tangible common equity	11.39%	4.13%

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2021	2021	2020	2020	2020
Net interest income	$33,845	$31,793	$31,735	$32,149	$31,971
Total other income	17,678	17,820	14,406	20,211	12,626
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	(1,125)	(282)	—	(7,429)	—
Less: Income from life insurance proceeds	(153)	(302)	—	—	—
Less: Loss/(gain) on swap termination	842	—	—	—	—
Add: Securities (gains)/losses, net	(42)	265	42	—	(125)
Total recurring revenue	51,045	49,294	46,183	44,931	44,472

Operating expenses	30,684	31,594	39,249	28,461	29,014
Less:
FHLB prepayment penalty	—	—	4,784	—	—
Valuation allowance loans held for sale	—	—	4,425	—	—
Write-off of subordinated debt costs	648	—	—	—	—
Severance expense	—	1,532	—	—	—
Total operating expense	30,036	30,062	30,040	28,461	29,014

Efficiency ratio	58.84%	60.99%	65.05%	63.34%	65.24%

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2021	2020
Net interest income	$65,638	$63,718
Total other income	35,498	27,143
Add: Securities (gains)/losses, net	223	(323)
Less: Loss/(gain) on swap termination	842	—
Less: Income from life insurance proceeds	(455)	—
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	(1,407)	3
Total recurring revenue	100,339	90,541

Operating expenses	62,278	57,249
Less:
Write-off of subordinated debt costs	648	—
Severance expense	1,532	—
Total operating expense	60,098	57,249

Efficiency ratio	59.89%	63.23%